CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$32,476,750	$3,770.55

PRICING SUPPLEMENT NO. 1146 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated February 23, 2011

JPMorgan Chase & Co. $32,476,750 Trigger Autocallable Optimization Securities
Linked to the American depositary shares of Rio Tinto plc due on March 1, 2012

Investment Description

Trigger Autocallable Optimization Securities, which we refer to as the “Notes,” are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) linked to the performance of the common stock (including American depositary shares) of a specific company (the “Underlying Stock”). The Notes are designed for investors who believe that the price of the Underlying Stock will remain flat or increase during the term of the Notes. If the Underlying Stock closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-13-A-II under “General Terms of Notes — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, JPMorgan Chase will either repay the full principal amount or, if the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Call Return: JPMorgan Chase will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if the closing price of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity. If the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	February 23, 2011
Settlement Date	February 28, 2011
Observation Dates[1]	Monthly (see page 4)
Final Valuation Date[1]	February 24, 2012
Maturity Date[1]	March 1, 2012
CUSIP:	46634X344
ISIN:	US46634X3448
[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-13-A-II

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-13-A-II BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Trigger Autocallable Optimization Securities linked to the American depositary shares of Rio Tinto plc. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN

American depositary shares of Rio Tinto plc	24.12% per annum	$68.53	$51.40 (75% of the Initial Share Price)	46634X344	US46634X3448

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-13-A-II dated January 5, 2011 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-13-A-II, will supersede the terms set forth in product supplement no. UBS-13-A-II.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-13-A-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Notes linked to American depository shares of Rio Tinto plc	$32,476,750	$10	$405,959.38	$0.125	$32,070,790.62	$9.875

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 principal amount Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-13-A-II dated January 5, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated February 17, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-13-A-II, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-13-A-II dated January 5, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000051/e41473_424b2.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You believe the Underlying Stock will close at or above the Initial Share Price on one of the specified Observation Dates.

®	You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your potential return is limited to the applicable Call Return.

®	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You are willing to invest in the Notes based on the Call Return rate of 24.12% per annum.

®	You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

®	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

®	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Notes.

®	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

®	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You require an investment designed to provide a full return of principal at maturity.

®	You believe that the price of the Underlying Stock will decline during the term of the Notes and is likely to close below the Trigger Price on the Final Valuation Date.

®	You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

®	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You are not willing to invest in the Notes based on the Call Return rate of 24.12% per annum.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

®	You seek current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

®	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

®	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-13-A-II for risks related to an investment in the Notes.

Final Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10.00 per Note

Underlying Stock	American depositary shares of Rio Tinto plc

Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)

Term[1]	Approximately 12 months, unless called earlier

Call Feature	The Notes will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. If the Notes are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.

Observation Dates[1]	March 23, 2011
April 25, 2011
May 23, 2011
June 23, 2011
July 25, 2011
August 23, 2011
September 23, 2011
October 24, 2011
November 23, 2011
December 23, 2011
January 23, 2012
	February 24, 2012 (Final Valuation Date)

Call Settlement Dates	4th business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.

Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 24.12% per annum.

Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.

	The table below reflects the Call Return rate of 24.12% per annum.

	Call Return (numbers
	below reflect a rate of
	24.12% per annum)	Call Price (per $10)
Observation Date[1]
March 23, 2011	2.010%	$10.201
April 25, 2011	4.020%	$10.402
May 23, 2011	6.030%	$10.603
June 23, 2011	8.040%	$10.804
July 25, 2011	10.050%	$11.005
August 23, 2011	12.060%	$11.206
September 23, 2011	14.070%	$11.407
October 24, 2011	16.080%	$11.608
November 23, 2011	18.090%	$11.809
December 23, 2011	20.100%	$12.010
January 23, 2012	22.110%	$12.211
February 24, 2012
(Final Valuation Date)	24.120%	$12.412

Payment at Maturity (per $10 Note)	If the Notes are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.

	If the Notes are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

	$10 x (1 + Stock Return)

Stock Return	Final Share Price – Initial Share Price Initial Share Price

Initial Share Price[2]	$68.53, which was the closing price of one share of the Underlying Stock on the Trade Date

Final Share Price[2]	The closing price of one share of the Underlying Stock on the Final Valuation Date

Trigger Price[2]	$51.40, which was 75% of the Initial Share Price

(1)	See footnote 1 on the front cover under “Key Dates”
(2)	Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock as described under “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-13-A-II.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes based on the following information:

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$68.53
Call Return Rate:	24.12% per annum (or 2.010% per month)
Observation Dates:	Monthly
Trigger Price:	$51.40 (which is 75.00% of the Initial Share Price)

Example 1 — Notes are Called on the First Observation Date

Closing Price at first Observation Date:	$80.00 (at or above Initial Share Price, Notes are called)
Call Price (per Note):	$10.201

Because the Notes are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.201 per $10.00 principal amount (2.010% return on the Notes).

Example 2 — Notes are Called on the Final Valuation Date

Closing Price at first Observation Date:	$65.00 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$80.00 (at or above Initial Share Price, Notes are called)
Call Price (per Note):	$12.412

Because the Notes are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.412 per $10.00 principal amount (24.12% return on the Notes).

Example 3 — Notes are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$65.00 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$55.00 (below Initial Share Price, but above Trigger Price, Notes NOT called)
Settlement Amount (per Note):	$10.00

Because the Notes are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Notes).

Example 4 — Notes are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$65.00 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$60.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$34.265 (below Initial Share Price and Trigger Price, Notes NOT called)
Settlement Amount (per Note):	$10.00 x (1 + Stock Return)
$10.00 x (1 x 50%)
$5.00

Because the Notes are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-13-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Notes, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes at a rate of up to 30%, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-13-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss: The Notes differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Underlying Stock from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire initial investment. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have full downside exposure to the Underlying Stock when the Final Share Price has declined below the Trigger Price on the Final Valuation Date.

®	Contingent Repayment of Principal Feature May Terminate on the Final Valuation Date and Applies Only If You Hold the Notes to Maturity: If the closing price of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, the contingent repayment of principal feature for these Notes will not apply. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the Trigger Price.

®	Limited Return on the Notes: Your potential gain on the Notes will be limited by the applicable Call Return, regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be called as early as the first monthly Observation Date, the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, because the closing price of one share of the Underlying Stock at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock.

®	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its Trigger Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment. In addition, the Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Notes. The price of the Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.

®	Credit Risk of JPMorgan Chase & Co.: The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent repayment of principal provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

®	Reinvestment Risk: If your Notes are called early, the holding period over which you would receive the per annum return of 24.12% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the maturity date.

®	No Periodic Interest Payments: You will not receive any periodic interest payments on the Notes.

®	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, J.P. Morgan Chase Bank, National Association, our affiliate, serves as depositary for the American depositary shares of Rio Tinto plc. As a result, J.P. Morgan Chase Bank, National Association’s interests, as depositary for the ADSs, may be adverse to your interests as a holder of the Notes. Furthermore, we and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®	Single Stock Risk: The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the Underlying Stock issuer.

®	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	No Dividend Payments or Voting Rights in the Underlying Stock: As a holder of the Notes, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying Stock and the Notes.

®	No Affiliation with the Underlying Stock Issuer: We are not affiliated with the issuer of the Underlying Stock. We assume no responsibility for the adequacy of the information about the Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-13-A-II. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	No Assurances of a Flat or Bullish Environment: While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

®	Lack of Liquidity: The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

®	Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the Initial Share Price and Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Share Price and the Trigger Price, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®	Hedging and Trading in the Underlying Stock: While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Underlying Stock or instruments related to the Underlying Stock. We or our affiliates may also trade in the Underlying Stock or instruments related to the Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Market Price of Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Notes.

®	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Underlying Stock on an Observation Date, determining if the Notes are to be automatically called, calculating the Stock Return if the Notes are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. UBS-13-A-II.

®	Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-13-A-II.

®	Risks Associated with Non-U.S. Securities: An investment in Notes linked to American depositary shares (or “ADSs”) representing interests in the ordinary shares of Rio Tinto plc (which we refer to as “Rio Tinto”), which are issued by a United Kingdom issuer, involves risks associated with the home country of Rio Tinto. The ADSs of Rio Tinto, which are quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the ordinary shares of Rio Tinto quoted and traded in pounds sterling on the London Stock Exchange. Non-U.S. companies, such as those in the United Kingdom, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities (i.e., the United Kingdom), including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

®	Notes Linked to the ADSs of Rio Tinto Are Subject to Currency Exchange Rate Risk: Because the ADSs of Rio Tinto are quoted and traded in U.S. dollars on the New York Stock Exchange and the ordinary shares of Rio Tinto are quoted and traded in pounds sterling on the London Stock Exchange, fluctuations in the exchange rate between the pound sterling and the U.S. dollar will likely affect the relative value of the ADSs of Rio Tinto and the ordinary shares of Rio Tinto, and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the Notes and whether the Final Share Price will fall below the Trigger Price on the Final Valuation Date. The pound sterling has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the pound sterling and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the Notes. The exchange rates between the pound sterling and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in United Kingdom and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the United Kingdom and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by United Kingdom, the United States and other jurisdictions important to international trade and finance.

®	There Are Important Differences Between the Rights of Holders of ADSs of Rio Tinto and the Rights of Holders of the Ordinary Shares of Rio Tinto: For Notes linked to the ADSs of Rio Tinto, you should be aware that your return on the Notes is linked to the price of the ADSs and not the ordinary shares of Rio Tinto. There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents one ordinary share of Rio Tinto. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Rio Tinto, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of Rio Tinto may be significant and may materially and adversely affect the value of the ADSs and, as a result, the Notes linked to the ADSs of Rio Tinto.

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009 and 2010. Partial data is provided for the first calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Rio Tinto plc

According to its publicly available filings with the SEC, Rio Tinto plc, which we refer to as Rio Tinto, a United Kingdom company, is involved in metal and mineral production. The ADSs, representing one ordinary share of the common stock of Rio Tinto, no par value, which we refer to as the “Rio Tinto ADS,” are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Rio Tinto in the accompanying product supplement no. UBS-13-A-II. Rio Tinto’s SEC file number is 001-10533.

Historical Information Regarding the Common Stock of Rio Tinto

The following table sets forth the quarterly high and low closing prices for the Rio Tinto ADS, based on daily closing prices on the primary exchange for the Rio Tinto ADS, as reported by Bloomberg. The closing price of the Rio Tinto ADS on February 23, 2011 was $68.53. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the Rio Tinto ADS has experienced significant fluctuations. The historical performance of the Rio Tinto ADS should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Rio Tinto ADS during the term of the Notes. We cannot give you assurance that the performance of the Rio Tinto ADS will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Rio Tinto will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Rio Tinto ADS.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2006	3/31/2006	$ 53.03	$ 45.00	$ 51.75

4/3/2006	6/30/2006	$ 61.70	$ 46.31	$ 52.43

7/3/2006	9/29/2006	$ 53.63	$ 44.77	$ 47.41

10/2/2006	12/29/2006	$ 57.47	$ 45.60	$ 53.12

1/3/2007	3/30/2007	$ 57.65	$ 48.40	$ 56.95

4/2/2007	6/29/2007	$ 77.88	$ 57.65	$ 76.53

7/2/2007	9/28/2007	$ 85.85	$ 58.66	$ 85.85

10/1/2007	12/31/2007	$119.59	$ 83.58	$104.98

1/2/2008	3/31/2008	$116.00	$ 82.83	$102.96

4/1/2008	6/30/2008	$138.73	$104.94	$123.75

7/1/2008	9/30/2008	$117.06	$ 56.63	$ 62.38

10/1/2008	12/31/2008	$ 63.56	$ 15.18	$ 22.23

1/2/2009	3/31/2009	$ 35.29	$ 19.79	$ 33.52

4/1/2009	6/30/2009	$ 53.13	$ 31.67	$ 40.97

7/1/2009	9/30/2009	$ 45.66	$ 31.14	$ 42.57

10/1/2009	12/31/2009	$ 55.44	$ 40.22	$ 53.85

1/4/2010	3/31/2010	$ 59.95	$ 46.90	$ 59.18

4/1/2010	6/30/2010	$ 61.60	$ 39.87	$ 43.60

7/1/2010	9/30/2010	$ 59.60	$ 44.26	$ 58.73

10/1/2010	12/31/2010	$ 71.66	$ 58.59	$ 71.66

1/3/2011	2/23/2011*	$ 76.63	$ 68.03	$ 68.53

*	As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 23, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the daily performance of the Rio Tinto ADS from January 2, 2001 through February 23, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.